EXHIBIT 99.1

City of Anaheim
PUBLIC UTILITIES DEPARTMENT

RECEIVED
MAY 3 1 2011

May 26, 2011

Thermo No. 1 BE-01, LLC
Attention: Manager
5152 North Edgewood Drive, Suite 375
Provo, Utah 84604

Regular and Certified Mail
Facsimile (801) 374-3314

Thermo No. 1 BE-01, LLC
Attention: Nick Goodman and Scott Rhees
5152 North Edgewood Drive, Suite 375
Provo, Utah 84604

Subject: Notice of Events of Default
Renewable Power Purchase and Sale Agreement between the City of Anaheim and Thermo No. 1 BE-01, LLC dated March 18, 2008

Dear Mr. Goodman, Mr. Rhees, and Thermo's Manager:

Pursuant to the terms of the Renewable Power Purchase and Sale Agreement between the City of Anaheim ("Anaheim") and Thermo No. 1 BE-01, LLC ("Thermo") dated March 18, 2008 ("Agreement"), Anaheim hereby submits its written Notice of Events of Default to Thermo.

On April 29, 2011 Thermo No. 1 BE-01, LLC filed a voluntary Chapter 11 Bankruptcy Petition with the United States Bankruptcy Court for the District of Delaware as Case No. 11-11339 (KJC). As set forth in Section 6.01(a)(iv) of the Agreement, Thermo is a Defaulting Party.

Beginning January 1, 2011 and continuing through the present date, Thermo has failed and continues to fail to comply with Applicable Laws regarding the certification and transfer of Renewable Energy Credits for the Generating Facility's energy. Thermo has failed to track, issue, and transfer all of the Generating Facility's Green Attributes to Anaheim or to take all other such actions as are necessary to ensure that the Green Attributes are tracked and issued in WREGIS and transferred to Anaheim equal to the Delivered Amount sold to Anaheim as required by Section 3.01(b) of the Agreement which states that "…Seller shall register, at its sole expense, the Project in the WREGIS, and take all other actions necessary to ensure that the Green Attributes are issued and tracked for purposes of satisfying the requirements of the RPS Legislation and transferred to Buyer." To date, no

Renewable Energy Credits ("RECs") have been issued to the City of Anaheim from Thermo No. 1 BE-01, LLC in WREGIS. The aforementioned is a material covenant or obligation of the Agreement. Pursuant to Section 6.01(a)(ii) of the Agreement, Thermo is a Defaulting Party.

From January 1, 2011 through April 2011 Thermo has invoiced Anaheim for 17,865,655 kWhs of electric energy, but only approximately 8,673,628 kWhs of electric energy are considered Green Attributes by WREGIS. Pursuant to Section 4.02 of the Agreement, Anaheim has objected in writing to Thermo's demand for payment for energy which is not recognized by WREGIS as green, paid the entire amount of the invoices under protest, and has cooperate with Thermo in its efforts to protest the WREGIS determinations.

The City of Anaheim hereby demands that Thermo No. 1 BE-01, LLC immediately cure all Events of Default, including but not limited to:

1) Immediately reduce the Delivered Amounts of energy scheduled to the City of Anaheim to an amount that does not include the amount of energy (approximately 3 MW) needed to power the Generating Facility's well field pumps until such time as WREGIS has agreed that this power is not considered Station Service and allows for the creation of California Energy Commission ("CEC") RPS Eligible RECs for that energy.

2) Immediately issue and transfer to the City of Anaheim any and all CEC RPS Eligible RECs that may now be created in WREGIS originating from Thermo No. 1.

3) Immediately initiate and proceed with the WREGIS Dispute Resolution Process which includes, but is not limited to, appealing the WREGIS Directors' recommendation to the WREGIS Committee that the WREGIS Operating Rules do not differentiate between Station Service actually provided by the Generator and that purchased from a third party, the delivery of hot water is an "integral part" of electric generation, and the FERC holdings cited by Raser are also not persuasive to support the narrow definition of Station Service proposed by Raser and, if necessary, proceed to binding arbitration.

4) If Thermo is unable to cause WREGIS to recognize all of the Generating Facility's energy as Green Attributes, compensate the City of Anaheim for the disputed amount of money Anaheim paid under protest or take such actions as are reasonably agreeable to Anaheim to compensate Anaheim for the damages resulting from power sold to it for which Thermo No. 1 BE-01, LLC is not able to issue CEC RPS Eligible RECs in WREGIS.

5) Take such actions as are necessary to resolve its Chapter 11 Bankruptcy including, but not limited to, ensuring that Anaheim continues to receive all benefits specified in the Agreement, and receives any and all notices, pleadings, or other filings pertaining to Thermo's Chapter 11 Bankruptcy proceeding.

Pursuant to the terms of the Collateral Assignment Agreement between the City of Anaheim and Deutsche Bank Trust Company Americas ("Security Agent") dated August 31, 2008 which was acknowledged by Thermo ("Collateral Assignment Agreement"), Anaheim hereby demands that Thermo and/or the Security Agent cure all Events of Default within the time specified by the Agreement and Collateral Assignment Agreement. Demand is further made for Thermo and the Security Agent to acknowledge this Notice of Events of Default and specify the manner in which the Events of Default will be cured within ten (10) calendar days of the date of this letter, but in no event later than June 5, 2011, by contacting the undersigned as specified below. Thank you for your prompt attention to this matter.

Sincerely,

Stephen Sciortino
Assistant General Manager, Joint Services
City of Anaheim, Public Utilities Department
201 S. Anaheim Blvd, Suite 1101
Anaheim, California 92805
(714) 765-5177
ssciortino@anaheim.net

cc: Marcie L. Edwards
Charles Guss

Richard D. Clayton, General Counsel — Regular Mail
5152 North Edgewood Drive, Suite 375 — Facsimile (801) 374-3314
Provo, UT 84604

Deutsche Bank Trust Company Americas — Regular and Certified Mail
Attention: Deal Manager – Project Finance Team — Facsimile (732) 578-4636
60 Wall Street
MS NYC 00-2710
New York, New York 10005

McDermott Will & Emery LLP — Regular Mail
Attention: Michael L. Boykins — Facsimile (312) 984-7700
227 West Monroe Street
Chicago, IL 60606-5096